UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date Of Report (Date Of Earliest Event Reported) March 26, 2020
  AutoNation, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13107	73-1105145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 SW 1st Ave
Fort Lauderdale, Florida 33301
(Address of principal executive offices, including zip code)
Registrant's telephone number, including area code (954) 769-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	AN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.
Amended and Restated Credit Agreement
On March 26, 2020, AutoNation, Inc. (the “Company”) amended and restated its existing unsecured credit agreement (as amended and restated, the “Amended and Restated Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, and certain other lenders named therein. The Amended and Restated Credit Agreement, among other things, (i) provides for lower commitment fees and loan margins as set forth in the Amended and Restated Credit Agreement, (ii) extends the maturity date to March 26, 2025, and (iii) provides for customary LIBOR replacement provisions. The total revolving credit commitment under the Amended and Restated Credit Agreement remains $1,800,000,000. The Amended and Restated Credit Agreement continues to contain a maximum leverage ratio of 3.75x and a maximum capitalization ratio of 70%, as well as an accordion feature that allows the Company, subject to credit availability and certain other conditions, to increase the amount of the revolving credit facility, together with any added term loans, by up to $500,000,000 in the aggregate.
Borrowings and other obligations under the Amended and Restated Credit Agreement will no longer be guaranteed by any of the Company’s subsidiaries, until and unless they guarantee certain other debt of the Company.
The Amended and Restated Credit Agreement is attached to this report as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Amended and Restated Credit Agreement is qualified in its entirety by reference to such agreement.
Termination of Subsidiary Guarantees
Effective as of March 26, 2020, the Company’s subsidiaries were released from their obligations as guarantors under the Company’s outstanding senior unsecured notes, pursuant to the terms of the indentures applicable to those notes. In addition, also on March 26, 2020, the Company modified its commercial paper program (the “Program”) by terminating the guarantee executed by certain subsidiaries of the Company and amending the related dealer agreements to reflect the termination of such guarantee. Accordingly, the Company’s obligations under its senior unsecured notes and the Program are currently solely the obligations of the Company.
The form of amended and restated dealer agreement used in the Program is attached to this report as Exhibit 10.2 and is incorporated herein by reference. The description above is a summary of the modifications to the Program and is qualified in its entirety by the terms of the Program as set forth in the form of amended and restated dealer agreement.

Item 9.01	Financial Statements and Exhibits.
(d)

10.1	Amended and Restated Credit Agreement, dated March 26, 2020, by and among the Company, JPMorgan Chase Bank, N.A. as Administrative Agent, and the other parties thereto.

10.2	Form of Amended and Restated Commercial Paper Dealer Agreement, dated March 26, 2020, between AutoNation, Inc., as Issuer, and the Dealer party thereto.
104    Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.
The exhibits included with this Form 8-K contain various representations, warranties, and covenants of the Company and the other parties thereto. They are not intended to provide any factual information about any of the parties thereto. The assertions embodied in those representations, warranties, and covenants were made for purposes of such agreements, solely for the benefit of the parties thereto. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a security holder might view as material, or may have been made for purposes of allocating contractual risk among the parties rather than establishing matters as facts. Investors should not view the representations, warranties, and covenants in the agreements (or any description thereof) as disclosures with respect to the actual state of facts concerning the business, operations, or condition of any of the parties to the agreements and should not rely on them as such. In addition, information in any such representations, warranties, or covenants may change after the dates covered by such provisions, which subsequent information may or may not be fully reflected in the public disclosures of the parties. In any event, investors should read the agreements together with the other information concerning the Company contained in reports and statements that it files with the U.S. Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTONATION, INC.

Date:	March 26, 2020	By:	/s/ C. Coleman Edmunds
C. Coleman Edmunds
Executive Vice President, General Counsel and Corporate Secretary